News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER 2021 EARNINGS PER SHARE OF $0.76 COMPARED TO $0.54 FOR SECOND QUARTER 2020

Clearfield, Pennsylvania – July 20, 2021

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter ended June 30, 2021.

Joseph B. Bower, Jr., President and CEO, stated, “We are pleased to announce another quarter that reflects the earnings power of our Corporation. Our focus on risk-based loan pricing has supported the Corporation's growth strategies while delivering a strong level of profitability for our shareholders."

Mr. Bower went on to say, "It is very exciting for us to bring our banking model to Roanoke and southwest Virginia. Our expansion continues to provide the Corporation with organic growth and positive capital management, without the disruption of culture that mergers create. With this new market, along with our existing presence in Buffalo, Cleveland, Columbus and Erie, we believe our model has years of built-in opportunities for growth.”

Executive Summary

•In July 2021, the Corporation expanded its footprint by entering the Roanoke, Virginia market through the establishment of its newest brand, Ridge View Bank. Ridge View Bank's focus is on commercial lending, cash management and private banking. A loan production office will open for business in August 2021, in Roanoke.

•Also during the second quarter of 2021, the Corporation sold $85 million aggregate principal amount of its 3.25% fixed-to-floating rate subordinated notes due 2031 (the “2031 Notes”) to certain eligible purchasers in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and the provisions of Rule 506 of Regulation D thereunder. The Corporation intends to use the net proceeds to, among other things, redeem its existing $50 million in subordinated indebtedness, which indebtedness is redeemable on or after October 15, 2021. The 2031 Notes were designed to qualify as Tier 2 capital under the Federal Reserve’s capital guidelines and received an investment grade rating of BBB- by Kroll Bond Rating Agency.

•Earnings per diluted share of $0.76 for the second quarter of 2021 increased 40.7% from the second quarter of 2020 primarily as a result of a wider net interest margin, coupled with stable credit quality and well-controlled operating efficiency.

•At June 30, 2021, excluding the impact of government stimulus initiatives, the Corporation's loan portfolio had net organic growth of 3.5%, or 7.1% annualized, from December 31, 2020. The net organic growth for the first six months of this year was primarily driven by the Corporation's Cleveland market, as well as increased syndicated lending activities.
•At June 30, 2021, total deposits of $4.5 billion increased 7.7%, or 15.6% annualized, from December 31, 2020, primarily due to organic growth and the impact of government stimulus initiatives. The number of households across all regions increased 1.9%, or 3.8% annualized, from December 31, 2020.

•The Corporation's Wealth and Asset business continues to provide diversification in its revenue as Assets Under Management reached $1.2 billion, at June 30, 2021, which increased 7.3%, or 14.8%, annualized, from December 31, 2020. For the first six months of 2021, wealth and asset management fees totaled approximately $3.3 million, or 23.2%, higher than the first six months of 2020.

•Annualized return on average equity for the second quarter of 2021 was 13.36% compared to 10.30% for the second quarter of 2020, while return on average tangible common equity for the second quarter of 2021 was 16.06%, an increase of 435 basis points from 11.71%, for the second quarter of 2020, reflecting the Corporation's continued focus on efficient utilization of capital.1

•The Corporation's excess liquidity at the end of the second quarter of 2021 increased to $682.9 million from $482.5 million at the end of 2020, primarily as a result of the additional government stimulus initiatives during the first six months of 2021 and the completion of the offering of the 2031 Notes.

1 This release contains references to financial measures that are not defined under GAAP ("Generally Accepted Accounting Principles"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Earnings Performance Highlights

•Net income was $14.0 million, or $0.76 per diluted common share, for the quarter ended June 30, 2021, compared to $8.2 million, or $0.54 per diluted share, for the same period in 2020, reflecting increases of $5.8 million, or 69.7%, and $0.22 per diluted share, or 40.7%, respectively. Included in net income for the quarter ended June 30, 2020 was $365 thousand, or $0.02 per diluted share, in merger costs related to CNB's acquisition of Bank of Akron.

•Net income was $28.2 million, or $1.54 per diluted common share, for the six months ended June 30, 2021, compared to $17.1 million, or $1.11 per diluted share, for the same period in 2020, reflecting increases of $11.1 million, or 65.1%, and $0.43 per diluted share, or 38.7%, respectively. Included in net income for the six months ended June 30, 2020 was $422 thousand, or $0.03 per diluted share, in merger costs.

•Pre-provision net revenue ("PPNR") was $19.2 million for the three months ended June 30, 2021, compared to $15.7 million for the three months ended June 30, 2020, reflecting an increase of $3.5 million, or 22.4%.1 PPNR for the three months ended June 30, 2020 included $462 thousand in merger costs.

•PPNR was $38.8 million for the six months ended June 30, 2021, compared to $29.3 million for the six months ended June 30, 2020, reflecting an increase of $9.4 million, or 32.2%.1 Included in PPNR for the six months ended June 30, 2020 was $534 thousand in merger costs.

•At June 30, 2021, the Corporation had $55.6 million in outstanding commercial and consumer loans with deferred loan payments related to the ongoing novel coronavirus, or COVID-19, pandemic, or 1.6% of total loans.

Balance Sheet and Liquidity Highlights

•Loans totaled $3.5 billion as of June 30, 2021 reflecting an increase of $439.7 million, or 14.5%, from June 30, 2020, as a result of the addition of $319.1 million in loans on July 17, 2020, related to the acquisition of Bank of Akron, net of fair value adjustments, and $198.0 million of net organic growth, primarily from the Corporation's Cleveland and Buffalo regions and increased syndicated lending activities, partially offset by a $77.4 million decrease in Paycheck Protection Program ("PPP") loans, net of PPP deferred processing fees (such loans, the "PPP-related loans").

◦At June 30, 2021, loans, excluding the impact of PPP-related loans, had net organic growth of $114 million, or 3.5% (7.1% annualized), from December 31, 2020. The net organic growth for the first six months of this year was primarily driven by the Corporation's Cleveland market and increased syndicated lending activities.

•Deposits totaled $4.5 billion as of June 30, 2021, an increase of $908.7 million, or 25.3%, from June 30, 2020, as a result of the addition of $419.5 million in deposits on July 17, 2020, related to the acquisition of Bank of Akron, net of fair value adjustments, and a $489.2 million, or 13.6%, increase in deposits across all of the Corporation's regions, including its Private Banking division.

◦At June 30, 2021, total deposits increased $323 million, or 7.7% (15.6% annualized), from December 31, 2020, as a result of organic growth and the impact of government stimulus initiatives.

•At June 30, 2021, the Corporation’s cash position was approximately $737.7 million, including excess liquidity of $682.9 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level. In addition to its cash position, the Corporation’s borrowing capacity with the Federal Home Loan Bank (the "FHLB") at June 30, 2021 was approximately $833.1 million.

•In June 2021, the Corporation completed an offering of $85 million aggregate principal amount of the 2031 Notes. The 2031 Notes mature in June 2031 and will bear interest (i) at a fixed rate of 3.25% per annum from and including the original issue date to but excluding June 15, 2026 or the earlier redemption date, payable semi-annually in arrears, and (ii) from and excluding the maturity date or earlier redemption date, at the rate per year, reset quarterly, equal to the sum of the then current three-month average Secured Overnight Financing Rate (SOFR), determined on the determination date of the applicable interest period, plus 258 basis points, payable quarterly in arrears. The 2031 Notes were designed to qualify as Tier 2 capital under the Federal Reserve’s capital guidelines and received an investment grade rating of BBB- by Kroll Bond Rating Agency.

•Book value per common share was $22.04 and $21.45 as of June 30, 2021 and 2020, respectively, while tangible book value per common share was $19.42 as of June 30, 2021, reflecting an increase of 2.5% from a tangible book value per share of $18.94 as of June 30, 2020.1 The increases in book value per common share and tangible book value per common share were primarily due to increases in retained earnings of $25.7 million, net of dividends, and additional paid in capital of $24.5 million primarily from the issuance of common stock related to the Bank of Akron acquisition, partially offset by a $8.7 million decrease in accumulated other comprehensive income and approximately $5.0 million in intangible assets recorded as a result of the acquisition of Bank of Akron.

Customer Support Strategies and Loan Portfolio Profile

•As of June 30, 2021, the Corporation had outstanding $145.9 million in PPP loans, or 1,442 PPP loan relationships, at a rate of 1.00% and deferred PPP processing fees of approximately $6.2 million. For the three and six months ended June 30, 2021, the Corporation recognized $1.6 million and $4.4 million in deferred PPP processing fees ("PPP-related fees"), respectively. The outstanding balance of PPP loans at June 30, 2021 is (i) $22.6 million, comprised of 181 loans from the Corporation's participation in the PPP in 2020, and (ii) $123.3 million, or 1,261 loans, from the Corporation’s participation in the PPP in the first six months of 2021.

•The Corporation also deferred loan payments for its commercial and consumer customers, as determined on a case-by-case basis by the financial needs of each customer. As of June 30, 2021, loans with deferred loan payment arrangements, totaled $55.6 million, or 1.6% of total loans outstanding, consisting of 12 loans, totaling $45.6 million, for which principal and interest were deferred, and 6 loans, totaling $10.0 million, for which principal only was deferred. The Corporation expects $15.4 million, or 27.7%, of such loans to resume regular contractual payments by the end of the third quarter of 2021, $37.5 million, or 67.4%, of such loans to resume regular contractual payments by the end of the 2021 and $2.7 million, or 4.9%, resuming regular contractual payments by the end of the first quarter of 2022. Loan payment deferrals by loan type were as follows:

◦Commercial and industrial loans – 10 loans, totaling $17.5 million;
◦Commercial real estate loans – 5 loans, totaling $37.4 million; and
◦Residential mortgage loans – 3 loans, totaling $695 thousand.

•The Corporation tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Corporation has determined the Hotels/Motels and Restaurants/Fast Foods industries represent a potentially higher level of credit risk, as many of these customers have incurred a significant, negative impact to their businesses as a result of the pandemic. At June 30, 2021, the Corporation had loan concentrations for these industries as follows:

◦Hotels/Motels – $208.7 million, or 6.02% of total loans outstanding, excluding PPP-related loans; and
◦Restaurants/Fast Foods – $31.7 million, or 0.91% of total loans outstanding, excluding PPP-related loans.

Performance Ratios

•Annualized return on average common equity was 14.12% for the three months ended June 30, 2021, compared to 10.30% for the three months ended June 30, 2020. Annualized return on average tangible common equity was 16.06% and 11.71% for the same periods in 2021 and 2020, respectively.1

•Annualized return on average equity for the six months ended June 30, 2021 was 13.45% compared to 10.80% for the six months ended June 30, 2020. Annualized return on average common equity was 14.39% for the six months ended June 30, 2021, compared to 10.80% for the six months ended June 30, 2020. Annualized return on average tangible common equity was 16.38% and 12.31% for the same periods in 2021 and 2020, respectively.1

•Efficiency ratio was 57.91% for the three months ended June 30, 2021, compared to 57.76% for the comparable period in 2020.1 Included in the efficiency ratio for the three months ended June 30, 2020 is $462 thousand in merger costs.

•Efficiency ratio was 58.04% for the six months ended June 30, 2021, compared to 59.01% for the comparable period in 2020.1 The efficiency ratio for the six months ended June 30, 2020 included $534 thousand in merger costs.

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $46.2 million for the three months ended June 30, 2021, an increase of $8.3 million, or 21.8%, from the three months ended June 30, 2020, primarily due to the following:

◦Net interest income of $38.3 million for the three months ended June 30, 2021, an increase of $8.4 million, or 27.9%, from the three months ended June 30, 2020, primarily as a result of growth in average earning assets and a 14 basis point increase in net interest margin for the same period. The three months ended June 30, 2021 included PPP-related fees totaling approximately $1.6 million, compared to zero for the three months ended June 30, 2020.

◦Net interest margin on a fully tax-equivalent basis was 3.28% and 3.14% for the three months ended June 30, 2021 and 2020, respectively.1

▪The yield on earning assets of 3.72% for the three months ended June 30, 2021 decreased 26 basis points from 3.98% for the three months ended June 30, 2020, primarily as a result of the lower interest rate environment. The cost of interest-bearing liabilities decreased 45 basis points from 1.00% for the three months ended June 30, 2020 to 0.55% for the three months ended June 30, 2021, primarily as a result of the Corporation’s targeted deposit rate reductions and the repayment of the Corporation's remaining FHLB borrowings in the fourth quarter of 2020.

•Total revenue (comprised of net interest income plus non-interest income) was $93.5 million for the six months ended June 30, 2021, an increase of $20.3 million, or 27.7%, from the six months ended June 30, 2020, primarily due to the following:

◦Net interest income of $77.4 million for the six months ended June 30, 2021, an increase of $17.5 million, or 29.2%, from the six months ended June 30, 2020, primarily as a result of growth in average earning assets and a 11 basis point increase in net interest margin for the same period. The six months ended June 30, 2021 included PPP-related fees totaling approximately $4.4 million, compared to zero for the six months ended June 30, 2020.

◦Net interest margin on a fully tax-equivalent basis was 3.42% and 3.31% for the six months ended June 30, 2021 and 2020, respectively.1

▪The yield on earning assets of 3.87% for the six months ended June 30, 2021 decreased 43 basis points from 4.30% for the six months ended June 30, 2020, primarily as a result of the lower interest rate environment. The cost of interest-bearing liabilities decreased 61 basis points from 1.17% for the six months ended June 30, 2020 to 0.56% for the six months ended June 30, 2021, primarily as a result of the Corporation’s targeted deposit rate reductions and the repayment of the Corporation's remaining FHLB borrowings in the fourth quarter of 2020.

•Total non-interest income was $7.9 million for the three months ended June 30, 2021, a decrease of $92 thousand, or 1.2%, from the same period in 2020. Included in non-interest income for the three months ended June 30, 2020 was $2.2 million in net realized gains on available for sale securities. Excluding the impact of the realized gains on available for sale securities, total non-interest income of $7.9 million for the quarter ended June 30, 2021 increased $2.1 million, or 36.4%, from the same period in 2020.1 During the three months ended June 30, 2021, Wealth and Asset Management fees increased $391 thousand, or 28.5%, compared to the three months ended June 30, 2020. Other significant improvements during the three months ended June 30, 2021, included service charges on deposits and card processing and interchange income, resulting from increased business activity.

•Total non-interest income was $16.1 million for the six months ended June 30, 2021, an increase of $2.8 million, or 20.9%, from the same period in 2020. Included in non-interest income for the six months ended June 30, 2020 was $2.2 million in net realized gains on available for sale securities. Excluding the impact of the realized gains on available for sale securities, total non-interest income of $16.1 million for the six months June 30, 2021 increased $5.0 million, or 44.7%, from the same period in 2020, partially driven by growth in Wealth and Asset Management fees, as assets under management increased by $134.3 million, or 12.4%, from June 30, 2020, to $1.2 billion as of June 30, 2021.1 Other significant factors included mortgage banking, card processing and interchange income from increased business activity as well as an increase in net realized and unrealized gains on trading securities.

Non-Interest Expense

•For the three months ended June 30, 2021, total non-interest expense was $27.0 million, reflecting an increase of $4.8 million, or 21.5%, from the three months ended June 30, 2020. In addition to the acquisition of Bank of Akron, the second quarter of 2021 included the expenses related to hiring additional personnel in the Corporation's growth regions of Cleveland and Buffalo. Also, the second quarter of 2021 included investments in technology aimed at enhancing customer experience.

•For the six months ended June 30, 2021, total non-interest expense was $54.8 million, an increase of $10.8 million, or 24.6%, from the six months ended June 30, 2020. In addition to the acquisition of Bank of Akron, the first six months of 2021 included the effects of hiring additional personnel in the Corporation's growth regions of Cleveland and Buffalo. Also, the first six months of 2021 included a market value appreciation in the Corporation’s deferred compensation plans, as well, as investments in technology aimed at enhancing customer experience.

Income Taxes

•Income tax expense of $3.2 million for the three months ended June 30, 2021 increased $1.5 million, or 83.9%, from the three months ended June 30, 2020. The Corporation's effective tax rate was 18.8% for the three months ended June 30, 2021, compared to 17.6% for the three months ended June 30, 2020. The increase in the effective tax rate was primarily attributable to a higher percentage of pre-tax net income in the second quarter of 2021 that was not tax-exempt than was recorded in the second quarter of 2020.

•Income tax expense of $6.5 million for the six months ended June 30, 2021 increased $3.0 million, or 86.3%, from the six months ended June 30, 2020. The Corporation's effective tax rate was 18.7% for the six months ended June 30, 2021, compared to 17.0% for the six months ended June 30, 2020. The increase in the effective tax rate was primarily attributable to a higher percentage of pre-tax net income in the first six months of 2021 that was not tax-exempt than was recorded in the first six months of 2020.

Asset Quality

•Total non-performing assets were $33.2 million, or 0.64%, of total assets, as of June 30, 2021, compared to $31.5 million, or 0.67%, as of December 31, 2020 and $30.4 million, or 0.68% as of June 30, 2020.

•Beginning with the quarter ended December 31, 2020, the Corporation adopted Accounting Standard Update 2016-13, commonly referred to as CECL. Prior to the quarter ended December 31, 2020, the allowance for credit losses was calculated using the incurred loss methodology, which results have not been restated. The allowance for credit losses measured as a percentage of loans was 1.06% as of June 30, 2021. Total loans at June 30, 2021 include approximately $139.7 million in PPP-related loans. Excluding PPP-related loans, the allowance for credit losses measured as a percentage of loans was 1.11% as of June 30, 2021 compared to 1.07% as of December 31, 2020 and 0.87% as of June 30, 2020.1

•For the three months ended June 30, 2021, net loan charge-offs were $614 thousand, or 0.07% of total average loans, compared to $3.1 million, or 0.41%, of total average loans, during the comparable period in 2020. The second quarter of 2020 included a charge-off of approximately $2.6 million that related to a secured commercial and industrial loan relationship with a borrower who is deceased.

•For the six months ended June 30, 2021, net loan charge-offs were $1.5 million, or 0.09% of total average loans, compared to $3.7 million, or 0.26%, of total average loans, during the comparable period in 2020.

Capital

•As of June 30, 2021, the Corporation’s total shareholders’ equity was $429.9 million, an increase of $99.7 million, or 30.2%, from June 30, 2020 primarily as a result of an increase in additional paid in capital related to the Bank of Akron acquisition, the Corporation's issuance of depositary shares, each representing a 1/40th ownership interest in a share of the Corporation's 7.125% Series A fixed-to-floating rate non-cumulative perpetual preferred stock, no par value per share, and growth in organic earnings, partially offset by the adoption of CECL, a decrease in accumulated other comprehensive income and payment of common and preferred stock dividends to the Corporation's common and preferred shareholders during the six months ended June 30, 2021.

•As of June 30, 2021, all of the Corporation’s regulatory capital ratios increased from December 31, 2020.

•As of June 30, 2021, the Corporation’s ratio of tangible common equity to tangible assets of 6.42% reflected the impact of approximately $139.7 million in PPP-related loans as well as the Corporation's significant excess liquidity. Excluding PPP-related loans and excess liquidity of $682.9 million at June 30, 2021, the Corporation’s adjusted ratio of tangible common equity to tangible assets of 7.66% represents a decrease from the June 30, 2020 adjusted ratio of 8.09%, primarily as a result of the impact of the acquisition of Bank of Akron, the adoption of CECL and the decrease in accumulated other comprehensive income, partially offset by increases in retained earnings, net of dividends and additional paid in capital.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.1 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office and 45 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in northern New York; and Ridge View Bank, with a loan production office in Roanoke, Virginia. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19; (ii) actions governments, businesses and individuals take in response to the pandemic; (iii) the speed and effectiveness of vaccine and treatment developments and deployment; (iv) variations of COVID-19, such as the Delta variant, and the response thereto, (v) the pace of recovery when the COVID-19 pandemic subsides; (vi) changes in general business, industry or economic conditions or competition; (vii) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (viii) adverse changes or conditions in capital and financial markets; (ix) changes in interest rates; (x) higher than expected costs or other difficulties related to integration of combined or merged businesses; (xi) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xii) changes in the quality or composition of our loan and investment portfolios; (xiii) adequacy of loan loss reserves; (xiv) increased competition; (xv) loss of certain key officers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products or demand for financial services; and (xx) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2021	2020	change	2021	2020	change
Income Statement
Interest income	$43,528	$38,073	14.3%	$87,823	$78,163	12.4%
Interest expense	5,223	8,135	(35.8)%	10,397	18,231	(43.0)%
Net interest income	38,305	29,938	27.9%	77,426	59,932	29.2%
Provision for credit losses (2)	1,967	5,680	(65.4)%	4,089	8,759	(53.3)%
Net interest income after provision for credit losses	36,338	24,258	49.8%	73,337	51,173	43.3%

Non-interest income
Service charges on deposit accounts	1,446	924	56.5%	2,794	2,451	14.0%
Other service charges and fees	601	606	(0.8)%	1,091	1,196	(8.8)%
Wealth and asset management fees	1,765	1,374	28.5%	3,287	2,667	23.2%
Net realized gains on available-for-sale securities	0	2,190	NA	0	2,190	NA
Net realized and unrealized gains (losses) on trading securities	350	306	14.4%	470	(282)	(266.7)%
Mortgage banking	536	664	(19.3)%	1,771	1,001	76.9%
Bank owned life insurance	504	386	30.6%	1,444	865	66.9%
Card processing and interchange income	2,079	1,325	56.9%	3,913	2,453	59.5%
Other	576	174	231.0%	1,326	772	71.8%
Total non-interest income	7,857	7,949	(1.2)%	16,096	13,313	20.9%
Non-interest expenses
Salaries and benefits	13,518	10,673	26.7%	28,091	22,070	27.3%
Net occupancy expense of premises	2,935	3,047	(3.7)%	6,204	6,072	2.2%
FDIC insurance premiums	557	621	(10.3)%	1,173	1,240	(5.4)%
Core Deposit Intangible amortization	28	69	(59.4)%	56	152	(63.2)%
Card processing and interchange expenses	1,408	592	137.8%	2,088	1,388	50.4%
Merger costs	0	462	NA	0	534	NA
Other	8,519	6,735	26.5%	17,157	12,485	37.4%
Total non-interest expenses	26,965	22,199	21.5%	54,769	43,941	24.6%

Income before income taxes	17,230	10,008	72.2%	34,664	20,545	68.7%
Income tax expense	3,240	1,762	83.9%	6,493	3,486	86.3%
Net income	13,990	8,246	69.7%	28,171	17,059	65.1%
Preferred stock dividends	1,075	0	NA	2,150	0	NA
Net income available to common stockholders	$12,915	$8,246	56.6%	$26,021	$17,059	52.5%

Average diluted common shares outstanding	16,824,700	15,341,317		16,811,836	15,312,965

Diluted earnings per common share	$0.76	$0.54	40.7%	$1.54	$1.11	38.7%
Cash dividends per common share	$0.17	$0.17	0.0%	$0.34	$0.34	0.0%

Dividend payout ratio	22%	31%		22%	31%

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Average Balances
Loans	$3,436,151	$3,000,701	$3,411,299	$2,909,194
Investment securities	642,394	556,253	628,489	566,510
Total earning assets	4,734,660	3,903,207	4,622,299	3,704,135
Total assets	5,017,734	4,149,762	4,900,128	3,947,618
Non interest-bearing deposits	712,725	488,754	682,649	429,296
Interest-bearing deposits	3,724,746	2,930,833	3,652,698	2,820,524
Shareholders' equity	424,534	322,059	422,472	317,587
Common shareholders' equity	366,749	322,059	364,687	317,587
Tangible common shareholders' equity (1)	322,471	283,280	320,395	278,767

Average Yields
Loans	4.76%	4.67%	4.86%	4.88%
Investment securities	1.84%	2.66%	1.97%	2.86%
Total earning assets	3.72%	3.98%	3.87%	4.30%
Interest-bearing deposits	0.44%	0.81%	0.46%	0.99%
Interest-bearing liabilities	0.55%	1.00%	0.56%	1.17%

Performance Ratios (annualized)
Return on average assets	1.12%	0.80%	1.16%	0.87%
Return on average equity	13.36%	10.30%	13.45%	10.80%
Return on average common equity	14.12%	10.30%	14.39%	10.80%
Return on average tangible common equity (1)	16.06%	11.71%	16.38%	12.31%
Net interest margin, fully tax equivalent basis (1)	3.28%	3.14%	3.42%	3.31%
Efficiency Ratio (1)	57.91%	57.76%	58.04%	59.01%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$430	$2,733	$1,082	$2,841
Holiday Financial net loan charge-offs	184	333	439	862
Total net loan charge-offs	$614	$3,066	$1,521	$3,703

Net loan charge-offs / average loans	0.07%	0.41%	0.09%	0.26%

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,	% change versus	% change versus
	2021	2020	2020	12/31/20	06/30/20
Ending Balance Sheet
Loans	$3,469,845	$3,371,789	$3,030,171	2.9%	14.5%
Loans held for sale	10,528	8,514	6,065	23.7%	73.6%
Investment securities	685,060	591,557	554,983	15.8%	23.4%
FHLB and other equity interests	3,230	2,899	11,383	11.4%	(71.6)%
Other earning assets	687,910	488,326	617,785	40.9%	11.4%
Total earning assets	4,856,573	4,463,085	4,220,387	8.8%	15.1%

Allowance for credit losses (2)	(36,908)	(34,340)	(24,529)	7.5%	50.5%
Goodwill	43,749	43,749	38,730	0.0%	13.0%
Core deposit intangible	511	567	8	(9.9)%	6287.5%
Other assets	285,893	256,338	234,955	11.5%	21.7%
Total assets	$5,149,818	$4,729,399	$4,469,551	8.9%	15.2%

Non interest-bearing deposits	$727,177	$627,114	$507,236	16.0%	43.4%
Interest-bearing deposits	3,777,588	3,554,630	3,088,786	6.3%	22.3%
Total deposits	4,504,765	4,181,744	3,596,022	7.7%	25.3%

Borrowings	0	0	416,313	NA	(100.0)%
Subordinated debt	155,620	70,620	70,620	120.4%	120.4%
Other liabilities	59,484	60,898	56,324	(2.3)%	5.6%

Common stock	0	0	0	NA	NA
Preferred stock	57,785	57,785	0	0.0%	NA
Additional paid in capital	126,875	127,518	102,374	(0.5)%	23.9%
Retained earnings	239,017	218,727	213,327	9.3%	12.0%
Treasury stock	(1,672)	(2,967)	(2,027)	(43.6)%	(17.5)%
Accumulated other comprehensive income (loss)	7,944	15,074	16,598	(47.3)%	(52.1)
Total shareholders' equity	429,949	416,137	330,272	3.3%	30.2%

Total liabilities and shareholders' equity	$5,149,818	$4,729,399	$4,469,551	8.9%	15.2%

Ending shares outstanding	16,884,519	16,833,008	15,396,561

Book value per common share	$22.04	$21.29	$21.45	3.5%	2.8%
Tangible book value per common share (1)	$19.42	$18.66	$18.94	4.1%	2.5%

Capital Ratios
Tangible common equity / tangible assets (1)	6.42%	6.70%	6.58%
Tangible common equity / tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve(1)	7.66%	7.76%	8.09%
Tier 1 leverage ratio (4)	8.16%	8.11%	7.55%
Common equity tier 1 ratio (4)	9.68%	9.50%	9.78%
Tier 1 risk based ratio (4)	11.97%	11.91%	10.48%
Total risk based ratio (4)	16.83%	14.32%	13.11%

Asset Quality
Non-accrual loans	$32,299	$30,359	$29,269
Loans 90+ days past due and accruing	611	325	128
Total non-performing loans	32,910	30,684	29,397

Other real estate owned	294	862	998
Total non-performing assets	$33,204	$31,546	$30,395

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$9,115	$10,457	$7,366
Non-performing TDR loans (3)	7,854	4,631	3,747
Total TDR loans	$16,969	$15,088	$11,113

Non-performing assets / Loans + OREO	0.96%	0.94%	1.00%
Non-performing assets / Total assets	0.64%	0.67%	0.68%
Allowance for credit losses / Loans (2)	1.06%	1.02%	0.81%
Allowance for credit losses / Loans, net of PPP-related loans (1) (2)	1.11%	1.07%	0.87%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Beginning with the quarter ended December 31, 2020 the Corporation adopted ASU 2016-13. Prior to the quarter ended December 31, 2020, the results were based on incurred loss methodology and these results have not been restated.

(3) Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(4) Capital ratios as of June 30, 2021 are estimated.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2021	2020	2020
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$429,949	$416,137	$330,272
Less: preferred equity	57,785	57,785	0
Less: goodwill	43,749	43,749	38,730
Less: core deposit intangible	511	567	8
Tangible common equity	$327,904	$314,036	$291,534

Total assets	$5,149,818	$4,729,399	$4,469,551
Less: goodwill	43,749	43,749	38,730
Less: core deposit intangible	511	567	8
Tangible assets	$5,105,558	$4,685,083	$4,430,813

Ending shares outstanding	16,884,519	16,833,008	15,396,561

Tangible book value per common share	$19.42	$18.66	$18.94
Tangible common equity/Tangible assets	6.42%	6.70%	6.58%

Calculation of tangible common equity/tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve:
Additional paid in capital	$126,875	$127,518	$102,374
Retained earnings	239,017	218,727	213,327
Treasury stock	(1,672)	(2,967)	(2,027)
Accumulated other comprehensive income	7,944	15,074	16,598
Less: goodwill	43,749	43,749	38,730
Less: core deposit intangible	511	567	8
Tangible common equity	$327,904	$314,036	$291,534

Tangible assets	$5,105,558	$4,685,083	$4,430,813
Less: PPP-related loans	139,653	155,529	217,007
Less: Excess liquidity at the Federal Reserve	682,868	482,503	612,325
Adjusted tangible assets	$4,283,037	$4,047,051	$3,601,481

Adjusted tangible common equity/tangible assets	7.66%	7.76%	8.09%

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2021	2020	2020
Calculation of allowance / loans, net of PPP-related loans:
Total allowance for credit losses (2)	$36,908	$34,340	$24,529

Total loans net of unearned income	$3,469,845	$3,371,789	$3,030,171
Less: PPP-related loans	139,653	155,529	217,007
Adjusted total loans, net of unearned income, PPP-related loans (non-GAAP)	$3,330,192	$3,216,260	$2,813,164

Adjusted allowance / loans, net of PPP-related loans (non-GAAP) (2)	1.11%	1.07%	0.87%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$43,836	$38,435	$88,454	$78,859
Interest expense (fully tax equivalent basis) (non-GAAP)	5,223	8,135	10,397	18,231
Net interest income (fully tax equivalent basis) (non-GAAP)	$38,613	$30,300	$78,057	$60,628

Average total earning assets	$4,734,660	$3,903,207	$4,622,299	$3,704,135
Less: average mark to market adjustment on investments	9,238	21,665	13,246	16,936
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,725,422	$3,881,542	$4,609,053	$3,687,199

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.28%	3.14%	3.42%	3.31%

Calculation of efficiency ratio:
Non-interest expense	$26,965	$22,199	$54,769	$43,941
Less: core deposit intangible amortization	28	69	56	152
Adjusted non-interest expense (non-GAAP)	$26,937	$22,130	$54,713	$43,789

Non-interest income	$7,857	$7,949	$16,096	$13,313

Net interest income	$38,305	$29,938	$77,426	$59,932
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,221	1,440	2,525	2,976
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,576	1,868	3,265	3,938
Adjusted net interest income (non-GAAP)	38,660	30,366	78,166	60,894
Adjusted net revenue (non-GAAP) (tax-equivalent)	$46,517	$38,315	$94,262	$74,207
Efficiency ratio	57.91%	57.76%	58.04%	59.01%

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Calculation of PPNR:
Net interest income	$38,305	$29,938	$77,426	$59,932
Add: Non-interest income	7,857	7,949	16,096	13,313
Less: Non-interest expense	26,965	22,199	54,769	43,941
PPNR (non-GAAP)	$19,197	$15,688	$38,753	$29,304

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Calculation of return on average tangible common equity:
Net income available to common stockholders	$12,915	$8,246	$26,021	$17,059
Average tangible common shareholders' equity	322,471	283,280	320,395	278,767
Return on average tangible common equity (non-GAAP) (annualized)	16.06%	11.71%	16.38%	12.31%

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Calculation of non-interest income excluding net realized gains on available-for-sale securities:
Non-interest income	$7,857	$7,949	$16,096	$13,313
Less: net realized gains on available-for-sale securities	0	2,190	0	2,190
Adjusted non-interest income	$7,857	$5,759	$16,096	$11,123